Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, No. 333-113246, No. 333-194854, No. 333-222261 and No. 333-232220 on Form S-8 and No. 333-215641 on Form S-3 of Winnebago Industries, Inc. of our report dated January 29, 2019, except Note 11, as to which the date is October 25, 2019, on the consolidated financial statements of Newmar Corporation and Subsidiaries, which is included in this Current Report on Form 8-K.

/s/ Crowe LLP
Crowe LLP

South Bend, Indiana

November 8, 2019